AMERIPRIME FUNDS
                            AMERIPRIME ADVISORS TRUST
                              UNIFIED SERIES TRUST

                                 CODE OF ETHICS

                        (As last revised March 13, 2004)

STATEMENT OF PRINCIPLES

     Each of the above-referenced registered investment companies (each a "Trust") has adopted this Code of Ethics to govern personal securities investment activities of the officers and trustees of each Trust (collectively, "Trust Personnel"), persons affiliated with the investment advisers to each series of each Trust listed on Schedule A of this Code (each, an "Adviser" and collectively, the "Advisers"), and the officers and directors of Unified Financial Securities, Inc. (the "Underwriter"). This Code shall also serve as the Code of Ethics for each Adviser and the Underwriter for purposes of the Investment Company Act of 1940. Although this Code contains a number of specific standards and policies, there are three key principles embodied throughout the Code.

     THE INTERESTS OF TRUST SHAREHOLDERS MUST ALWAYS BE PARAMOUNT

     Trust Personnel have a legal and fiduciary duty to place the interests of clients first. In any decision relating to their personal investments, Trust Personnel must scrupulously avoid serving their own interests ahead of those of any client.

     TRUST PERSONNEL MAY NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR RELATIONSHIP TO OUR SHAREHOLDERS

     Trust Personnel should avoid any situation (including unusual investment opportunities, perquisites, accepting gifts of more than token value from persons seeking to do business with the Advisers or any Trust) that might compromise, or call into question, the exercise of their fully independent judgement in the interests of trust shareholders.

     ALL PERSONAL SECURITIES TRANSACTIONS SHOULD AVOID ANY ACTUAL, POTENTIAL OR APPARENT CONFLICTS OF INTEREST

     Although all personal securities transactions by Trust Personnel must be conducted in a manner consistent with this Code, the Code itself is based upon the premise that Trust Personnel owe a fiduciary duty to clients, and should therefore avoid any activity that creates an actual, potential or apparent conflict of interest. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

     TRUST PERSONNEL MUST ADHERE TO THESE GENERAL PRINCIPLES AS WELL AS COMPLY WITH THE SPECIFIC PROVISIONS OF THIS CODE. TECHNICAL COMPLIANCE WITH THE CODE AND ITS PROCEDURES WILL NOT AUTOMATICALLY PREVENT SCRUTINY OF TRADES THAT SHOW A PATTERN OF ABUSE OR VIOLATION OF AN INDIVIDUAL'S FIDUCIARY DUTIES TO CLIENTS.


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DEFINITIONS

"ACT" means the Investment Company Act of 1940, as amended.

"ADVISERS" means the Advisers listed on Schedule A to this Code, as such schedule may be amended from time to time.

"AFFILIATED FUNDS" means: (1) for Adviser Personnel who are affiliated with an Adviser, the Fund(s) for which such Adviser serves as investment adviser; (2) for Adviser Personnel who are in a control relationship with any Fund, that Fund; and (3) for Adviser Personnel who are employees of a Trust, all Funds in that Trust.

"ADVISER PERSONNEL" means: (1) any employee of any Trust or an Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of Securities by any Fund, or whose functions relate to the making of any recommendations with respect to the purchase or sale of Securities by any Fund; (2) any officer, general partner or director of an Adviser; and (3) any natural person in a control relationship to any Fund or any Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a Security by a Fund. Any provisions of this Code that apply directly to Adviser Personnel equally apply to accounts in the names of other persons in which Adviser Personnel have Beneficial Ownership.

"BENEFICIAL OWNERSHIP" means the opportunity, directly or indirectly, to profit or share in any profit derived from the purchase or sale of the subject Securities. Beneficial Ownership includes, but is not limited to, ownership of Securities held by members of the family. For these purposes, a person's family includes the spouse, minor children, any person living in the home and any relative to whose support the person directly or indirectly contributes.

"CONTROL" means the power to exercise a controlling influence over the management or policies of a Trust, unless such power is solely the result of an official position with the Trust. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of any present Fund of any Trust shall be presumed to control such Fund. Any such presumption may be rebutted by evidence, in accordance with
Section 2(a)(9) of the Act.

"COMPLIANCE OFFICER" means, for Adviser Personnel, the person designated as the Chief Compliance Officer by such Adviser; and for Adviser Personnel who are not affiliated with an Adviser and for Trust Personnel, the person or persons designated by the President of any Trust.

"FUND" means each series of each Trust.

"PORTFOLIO MANAGERS" means those Adviser Personnel entrusted with the direct responsibility and authority to make investment decisions affecting any Fund. Any provisions of this Code that apply directly to Personal Securities Transactions by a Fund Portfolio Manager equally apply to transactions in accounts in the names of other persons in which the Fund Portfolio Manager has Beneficial Ownership.

"PERSONAL SECURITIES TRANSACTION(S)" means transactions in Securities for the account(s) in the names of Trust Personnel, or for accounts in which Trust Personnel have Beneficial Ownership.

"TRUST" means each of AmeriPrime Advisors Trust, AmeriPrime Funds and Unified Series Trust.

"TRUST PERSONNEL" means: (1) any officer or director of the Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of securities by any Fund, or whose functions or duties in the ordinary course of business relate to the making of any

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recommendation to any Fund regarding the purchase or sale of securities;  or (2)
any officer or Trustee of each Trust. Any provisions of this Code that apply directly to Trust Personnel equally apply to accounts in the names of other persons in which Trust Personnel have Beneficial Ownership.

"SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as "security," or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing.

     The term "Security" shall not include the following securities: (i) shares of registered open-end investment companies; (ii) securities issued by the United States government; (iii) short term debt securities which are government securities within the meaning of Section 2(a)(16) of the Act; (iv) bankers' acceptances; (v) bank certificates of deposit; (vi) commercial paper and (vii) such other money market instruments as may be designated by a Trust's Board of Trustees (collectively, the "Excluded Securities").

"PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a Security. A Security shall be deemed "BEING CONSIDERED FOR PURCHASE OR SALE" by a Fund when a recommendation to purchase or sell has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. A Security shall not be deemed to be one which is "being considered for Purchase or Sale" by a Fund if such Security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

PROHIBITED PURCHASES AND SALES OF SECURITIES

         In a Personal Securities Transaction, Portfolio Managers may not:

          o Purchase or Sell a Security within three calendar days before, or on the same day as, the execution of a trade in the same Security or an equivalent Security by the Affiliated Fund (unless the Personal Securities Transaction is combined ("blocked") with the Affiliated Fund's transaction).

         Adviser Personnel may not:

          o In any calendar year, receive a gift or anything else (for example, air fare, hotel accommodations, etc.) with a value of more than $100 from any single person or entity that does business with or on behalf of an Affiliated Fund;

         o Serve on the board of directors of a publicly traded company without prior authorization from the Board of Trustees of the applicable Trust based upon a determination that such service would be consistent with the interests of the Trust and its shareholders. Adviser Personnel that serve on such boards of directors are not permitted to participate in any investment decisions made by the applicable Trust involving Securities of a company on whose board they serve;

          o Execute a Personal Securities Transaction without the prior written authorization of the Compliance Officer;

          o Execute a Personal Securities Transaction on a day during which an Affiliated Fund has a pending "buy" or "sell" order in that

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               Security or an equivalent  Security,  until the Affiliated Fund's order is executed or withdrawn (unless the Personal Securities Transaction is combined ("blocked") with the Affiliated Fund's transaction). In the case of "good until canceled" orders placed by a Fund, this provision applies only if the market price is within 2 points or 10% of the "good until canceled" price; or

          o Execute a Personal Securities Transaction in a Security or an equivalent Security that is being considered for Purchase or Sale by an Affiliated Fund (unless the Personal Securities Transaction is combined ("blocked") with the Affiliated Fund's transaction).

In a Personal Securities Transaction, Adviser Personnel may not:

          o Acquire any Security in an initial public offering or in a private placement without prior written authorization of the acquisition by the Compliance Officer. Any decision by a Fund to invest in or sell such Securities must be approved solely by Adviser Personnel with no investment in the issuer.

EXEMPTED TRANSACTIONS

     The provisions  described above under the heading PROHIBITED  PURCHASES AND
SALES  OF  SECURITIES  and  the   preclearance   procedures  under  the  heading
PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS do not apply to:

          o    Purchases or Sales of Excluded Securities;

          o Purchases or Sales of Securities involving less than 2,000 shares of any Security included in the Standard & Poor's 500 Index;

          o Purchases or Sales of Securities involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares for the past ten trading days;

          o Purchases or Sales of options contracts on a broad-based market index;

          o Purchases or Sales of Securities effected in any account in which the applicable Adviser Personnel has no Beneficial Ownership;

          o Purchases or Sales of Securities which are non-volitional on the part of either Adviser Personnel or a Fund (for example, the receipt of stock dividends);

          o Purchases of Securities made as part of automatic dividend reinvestment plans;

          o Purchases of Securities made as part of an employee benefit plan involving the periodic purchase of company stock or mutual funds; and

          o Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sale of such rights so acquired;

provided, however, that this section shall not exempt acquisitions of any Security in an initial public offering or in a private placement from the requirement that prior written authorization be obtained from the Compliance Officer.


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PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS.

     All Adviser Personnel wishing to engage in a Personal Securities Transaction must obtain prior written authorization of any such Personal Securities Transaction from the Compliance Officer or such person or persons that such Compliance Officer may from time to time designate to make such written authorizations. Personal Securities Transactions by a Compliance Officer (for Adviser Personnel) shall require prior written authorization of the President of the Adviser with whom the Compliance Officer is affiliated, or his designate, who shall perform the review and approval functions relating to reports and trading by the Compliance Officer. The Adviser shall adopt the appropriate forms and procedures for implementing this Code of Ethics.

     Any authorization so provided is effective until the close of business on the fifth trading day after the authorization is granted. In the event that an order for the Personal Securities Transaction is not placed within that time period, a new authorization must be obtained. If the order for the transaction is placed but not executed within that time period, no new authorization is required unless the person placing the original order amends the order in any manner. Authorization for "good until canceled" orders are effective until the order conflicts with a Fund order. If a person is authorized to acquire a security in a private placement or initial public offering, the Compliance Officer must maintain a record of the decision and the reasons supporting the decision.

     If a person wishing to effect a Personal Securities Transaction learns, while the order is pending that the same Security is being considered for Purchase or Sale by the Fund, such person shall cancel the trade.

         NOTIFICATION OF FUND TRADING ACTIVITY

     In addition to placing Purchase or Sale Orders for the Funds, the Portfolio Managers, or their designates, shall notify their respective Compliance Officers of daily purchases and sales and of Securities being considered for Purchase or Sale by the Affiliated Fund (other than anticipated transactions in Excluded Securities). In the alternative, a Compliance Officer must consult with the respective Portfolio Manager prior to authorizing a Personal Securities Transaction.

TRANSACTION AND ACCOUNT POSITION REPORTING REQUIREMENTS

     The following reporting requirements do not apply to any Trustee of any Trust who is not an "interested person" of the Trust within the meaning of section 2(a)(19) of the Act, and who would be required to make a report solely by reason of being a Trustee ("Disinterested Trustee"). If, however, a Disinterested Trustee knew or, in the ordinary course of fulfilling his or her duties as a Trustee of a Trust, should have known, that during the fifteen day period immediately preceding or after the date of a Personal Security Transaction in a Security by the Trustee such Security is or was purchased or sold by a Fund or such purchase or sale by a Fund is or was considered by a Fund or the Adviser, the Disinterested Trustee shall make the quarterly disclosures described below to the appropriate Board of Trustees, but only with respect to the applicable Personal Security Transactions.

         DISCLOSURE OF PERSONAL BROKERAGE ACCOUNTS AND SECURITIES HOLDINGS

     Within ten (10) days of the commencement of employment with an Adviser, the Underwriter or any Trust, all Adviser Personnel and Trust Personnel shall submit to the Compliance Officer: a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an

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immediate  family  member has  Beneficial  Ownership  when the person  became an employee; b) a list of all personal Securities holdings when the person became an employee; c) certification that they have read and understand this Code; and
d) the date the report was submitted.

     Each of these brokerage accounts shall furnish duplicate confirmations and statements to the Adviser with whom the person is affiliated or the applicable Trust.

ANNUAL REPORTING REQUIREMENTS.

     At the beginning of the first quarter of each fiscal year, all Adviser Personnel and Trust Personnel shall submit to the Compliance Officer: a) the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership as of a date no more than 30 days before the report was submitted; b) a list of all personal holdings of Securities and Affiliated Funds as of a date no more than 30 days before the report was submitted; c) certification that they have read and understand this Code and whether they have complied with its requirements throughout the prior fiscal year; and d) the date the report was submitted.

         QUARTERLY REPORTING REQUIREMENTS

     All Adviser Personnel and Trust Personnel shall report to the Compliance Officer the following information with respect to transactions in any Security or Affiliated Fund in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security or Affiliated Fund:

          o The date of the transaction, the title and the number of shares, and the principal amount of each Security and each Affiliated Fund involved;

          o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or ---- disposition);

          o    The price at which the transaction was effected; and

          o The name of the broker, dealer or bank with or through whom the transaction was effected.

     Trust Personnel and Adviser Personnel shall also identify any trading account established by the person during the previous quarter with a broker, dealer or bank.

     Reports pursuant to this section of this Code shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall include a certification that the reporting person has reported all Personal Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates. Adviser Personnel and Trust Personnel need not make such a report with respect to transactions effected for any account in which they may have Beneficial Ownership, but over which they do not have any direct or indirect influence or control (for example, a blind trust).

ENFORCEMENT AND PENALTIES

     With respect to Adviser Personnel affiliated with an Adviser, each Compliance Officer shall identify all Adviser Personnel, inform those persons of their reporting obligations, and maintain a record of all current and former Adviser Personnel. With respect to Trust Personnel and Adviser Personnel who are

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not affiliated with an Adviser,  the Compliance  Officer shall identify all such persons, inform those persons of their reporting obligations, and maintain a record of all current and former such persons. The Compliance Officer shall review the transaction information supplied by Adviser Personnel who are not affiliated with an Adviser, by Trust Personnel and by their affiliates. If a transaction appears to be in violation of this Code of Ethics, the transaction will be reported to the Adviser with whom the person is affiliated (if any) as well as the Board of Trustees of the appropriate Trust.

     Upon being informed of a violation of this Code of Ethics, an Adviser may impose such sanctions as it deems appropriate, including but not limited to, a letter of censure or suspension, termination of the employment of the violator or a request for disgorgement of any profits received from a securities transaction effected in violation of this Code of Ethics. The Adviser shall impose sanctions in accordance with the principle that no Trust Personnel may profit at the expense of the shareholders of any Fund included in the Trust. Any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the appropriate Trust.

DUTIES AND POWERS OF THE BOARD OF TRUSTEES

     Each of the Underwriter, Advisers and an officer of each Trust shall submit to the Board of Trustees at each regular meeting of the Board, a report of Personal Securities Transactions by Trust Personnel. Such reports shall be reviewed by the Board of Trustees in order to determine whether any violation of this Code or any section of the Act or the regulations promulgated thereunder has occurred.

     Annually, each of the Underwriter, Advisers and an officer of each Trust shall submit to the Board of Trustees a report that:

          o Summarizes existing procedures concerning Personal Securities investing and any changes in the procedures made during the prior year;

          o Identifies any violations of this Code and any significant remedial action taken during the prior year;

          o Identifies any recommended changes in existing restrictions or procedures based upon the experience under the Code, evolving industry practices or developments in applicable laws and regulations; and

          o Certifies that the Adviser, the Trust and the Underwriter have each adopted procedures reasonably designed to prevent violations of this Code.

     The Board of Trustees of each Trust may, in its discretion, take any actions and impose any penalty it deems appropriate upon any person that has violated this Code of Ethics or engaged in a course of conduct which, although in technical compliance with this Code, shows a pattern of abuse by that person of his or her fiduciary duties to the Trust.

     The above actions of the Board of Trustees may be in addition to any action taken by the applicable Adviser against the person or persons involved.




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                                 CODE OF ETHICS

                              Schedule A - Advisers


                                AmeriPrime Funds





                            AmeriPrime Advisors Trust






                              Unified Series Trust



                         Ariston Capital Management Corp

                         Auxier Asset Management

                         Bates Total Asset Management, Inc.

                        Becker Capital Management

                        Corbin & Company

                        Crawford Investment Counsel

                        Dreman Asset Management

                        Gamble, Jones, Morphy & Bent

                        GLOBALT, Inc.

                        StoneRidge Investment Partners, LLC

                        Spectrum Advisory Services,  Inc.